Exhibit 1

Announcement  |  Lisbon  |  27 January 2015

Material facts disclosed by Oi

Portugal Telecom, SGPS S.A. hereby informs on the Material facts disclosed by Oi, S.A. related to the Bondholders Meetings held yesterday, according to the company’s announcements attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.ptsgps.pt

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Public-Held Company

MATERIAL FACT

Oi S.A. (“Oi” or the “Company” - Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), pursuant to art. 157, paragraph 4, of Law No. 6,404/76 and Instruction No. 358/02 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários — CVM), informs its shareholders and the market in general, in furtherance of the Material Fact dated December 15, 2014 (“Material Fact”), that, on this date, the general meeting of debenture holders of the 5th Issuance of Non-Convertible, Unsecured Debentures, in Two Series, for Public Distribution was held; these debentures were originally issued by Telemar Norte Leste S.A. and the obligations thereunder were later assumed by the Company (“5th Issuance” and the “General Meeting of Debenture Holders,” respectively).

The matters on the agenda submitted for deliberation by the debenture holders of the 5th Issuance were those contained in the call notice published by the Company on December 15, 16 and 17, 2014 (the “Call Notice”).

In order to facilitate compliance with the matters in the Call Notice, the assumption of the following covenants by the Company, which were not included in Call Notice, was discussed during the general meeting of the debenture holders of the 5th Issuance.

1.                                    any amounts received by the Company on account of the sale of all of the shares of PT Portugal SGPS S.A. (“PT Portugal”) to Altice Portugal S.A. (“Altice”), , substantially consisting of the operations conducted by PT Portugal in Portugal and Hungary (“Sale of PT Portugal”) shall, prior to December 31, 2015, (a) remain denominated in Euros; or (b) if the Company decides to transfer part or all of these funds to Brazil and therefore convert them into Reais, the Company shall establish instruments to hedge against foreign exchange variation in relation to the resources that were converted in Reais;

2.                                    the Company shall use all the amounts received by it on account of the sale of PT Portugal exclusively for the payment of its debts and / or to perform corporate transactions that aim to consolidate the telecommunications industry in Brazil, including the purchase of interests in other mobile operators;

3.                                    the Company will not pay dividends to its shareholders, as declared for the fiscal years ended December 31, 2014 and 2015, except for the payment of mandatory minimum dividends, as provided in Articles 202 and 203 of the Brazilian Corporations Law; and

4.                                    the maximum leverage to be calculated by the Company with respect to each of the four quarters of 2015, obtained by dividing the Total Gross Debt of the Company by the Company’s EBITDA, shall be less than 4.50 (four point fifty) times, except in the event that (i) prior to the effective transfer of the shares of PT Portugal to Altice and payment of the sales price to the Company (the “Closing”), there is a need to deconsolidate the EBITDA of PT Portugal and its subsidiaries from the Company’s consolidated EBITDA calculation while, at the same time, there is a need to consolidate the debt of PT Portugal and its subsidiaries in the calculation of Total Gross Debt of the Company or (ii) after the Closing, PT Portugal’s debt will have been substantially transferred to the Company and its subsidiaries, being that, in either case, the maximum leverage to be calculated by the Company for each of the four quarters of 2015, obtained by dividing the Total Gross Debt by the Company’s EBITDA, shall be less than 6.00 times.

Given that (i) such obligations have been discussed between the Company and the debenture holders of the 5th Issuance, (ii) these obligations will require amendments to the 5th Issuance, and (iii) changes in the 5th Issuance must be approved by the debenture holders in new general meeting specifically convened for this purpose, the debenture holders of the 5th Issuance decided that the matters of Call Notice were not subject to deliberation on this date in order to avoid any further questions. Therefore, the Company announces that it will publish a call notice on January 28, 2015 for a new general meeting to be held on February 12, 2015, at a time to be included in the call notice.

The minutes of the general meeting of the debenture holders of the 5th Issuance held today were disclosed on the IPE system of the CVM and the Company’s website.

The Company will keep its shareholders and the market in general informed of any relevant subsequent events related to the topics discussed in this Material Fact.

Rio de Janeiro, January 26, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive Officer, Chief Financial Officer and Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to the proposed merger of shares (incorporação de ações) between TmarPart and Oi.

In connection with the proposed merger of shares between TmarPart and Oi, TmarPart plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to shareholders of Oi (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares.

We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed merger of shares.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart or Oi.

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Public-Held Company

MATERIAL FACT

Oi S.A. (“Oi” or the “Company” - Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), pursuant to art. 157, paragraph 4, of Law No. 6,404/76 and Instruction No. 358/02 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários — CVM), informs its shareholders and the market in general, in furtherance of the Material Fact dated December 15, 2014 (“Material Fact”), that, on this date, the general meeting of debenture holders (the “Debenture Holders”) of the 9th Issuance of Simple, Non-Convertible, Unsecured Debentures, in Two Series, for Public Distribution, of the Company (the “9th Issuance” and the “General Meeting of Debenture Holders,” respectively) was held.

The matters on the agenda submitted for deliberation by the debenture holders of the 9th Issuance were those contained in the call notice published by the Company on December 15, 16 and 17, 2014 (the “Call Notice”).

The General Meeting of Debenture Holders approved the authorization to sell all of the shares of PT Portugal SGPS S.A. (“PT Portugal”) to Altice Portugal S.A. (“Altice”), substantially consisting of the operations conducted by PT Portugal in Portugal and Hungary (“Sale of PT Portugal”), including the completion of the corporate reorganization required for implementing such sale.

The approval described above is subject to the following conditions precedent: (i) call notice publication for a new general meeting of the Debenture Holders (“New GMDH”), to be published by the Company prior to January 28, 2015, (ii) occurrence of the New GMDH prior to February 12, 2015, and (iii) execution of an amendment to the indenture of the 9th Issuance (the “Indenture”), to include the covenants described below, which although approved by the General Meeting of Debenture Holders, should be part of the Indenture, the amendment of which was not included in the Call Notice:

1.                                    any amounts received by the Company on account of the Sale of PT Portugal shall, prior to December 31, 2015 (a) remain denominated in Euros; or (b) if the Company decides to transfer part or all of these funds to Brazil and therefore convert them into Reais, the Company shall establish instruments to hedge against foreign exchange variation in relation to the resources that were converted in Reais;

2.                                    the Company shall use all the amounts received by it on account of the sale of PT Portugal exclusively for the payment of its debts and / or to perform corporate transactions that aim to consolidate the telecommunications industry in Brazil, including the purchase of interests in other mobile operators;

3.                                    the Company will not pay dividends to its shareholders, as declared for the fiscal years ended December 31, 2014 and 2015, except for the payment of mandatory minimum dividends, as provided in Articles 202 and 203 of the Brazilian Corporations Law; and

4.                                    the Company agrees to extend to the Debenture Holders of the 9th Issuance any benefits under more favorable conditions within the scope of obtaining the necessary authorizations for the Sale of PT Portugal that may be granted to other existing financial debts, such as, but not limited to, offer to repurchase, renegotiation of interest rates, payment of “waiver fee” and sale of assets as security to other creditors.

In addition, in order to comply with the other matters listed in the Notice of Meeting, primarily: (A) the authorization to complete the corporate restructuring that aims to raise the level of the Company’s corporate governance on the BM&F Bovespa and/or the merger of shares of Telemar Participações S.A. (“Merger of Shares”) and the Company; and (B) temporary waiver of the calculation of the financial covenants required pursuant to the Indenture, during the four (4) quarters of 2015 with the determination of such covenants to be reinstated beginning in the first quarter of 2016 (inclusive) (collectively, the “Additional Matters”), were also discussed during the General Meeting of Debenture Holders, and the assumption by the Company of the below covenant, which was not included in the Call Notice.

1.                                    the maximum leverage to be calculated by the Company with respect to each of the four quarters of 2015, obtained by dividing the Total Gross Debt of the Company by the Company’s EBITDA, shall be less than 4.50 (four point fifty) times, except in the event that (i) prior to the effective transfer of the shares of PT Portugal to Altice and payment of the sales price to the Company (the “Closing”), there is a need to deconsolidate the EBITDA of PT Portugal and its subsidiaries from the Company’s consolidated EBITDA calculation while, at the same time, there is a need to consolidate the debt of PT Portugal and its subsidiaries in the calculation of Total Gross Debt of the Company or (ii) after the Closing, PT Portugal’s debt will have been substantially transferred to the Company and its subsidiaries, being that, in either case, the maximum leverage to be calculated by the Company for each of the four quarters of 2015, obtained by dividing the Total Gross Debt by the Company’s EBITDA, shall be less than 6.00 times.

Given that (i) the above obligation has been discussed between the Company and the Debenture Holders of the 9th Issuance, (ii) such obligations will require amendment to the 9th Issuance, and (iii) any changes in the 9th Issuance which are necessary as a result of the assumption by the Company of additional covenants must be approved by the Debenture Holders in general meeting specifically convened, the Debenture Holders of the 9th Issuance decided that the Additional Matters were not subject to deliberation on this date in order to avoid any further questions.

The Company announces that it will publish a call notice on January 28, 2015 for a New GMDH to be held on February 12, 2015, at a time to be included in the call notice, in order to addresses the above points.

The minutes of the general meeting of the Debenture Holders of the 9th Issuance held today were disclosed on the IPE system of the CVM and the Company’s website.

The Company will keep its shareholders and the market in general informed of any relevant subsequent events related to the topics discussed in this Material Fact.

Rio de Janeiro, January 26, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive Officer, Chief Financial Officer and Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to the proposed merger of shares (incorporação de ações) between TmarPart and Oi.

In connection with the proposed merger of shares between TmarPart and Oi, TmarPart plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to shareholders of Oi (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares.

We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed merger of shares.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart or Oi.